Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196478 on Form F-3 and Registration Statement Nos. 333-196622 and 333-203042 on Form S-8 of our reports dated March 16, 2016, relating to the consolidated financial statements and the supplemental schedule of investment property information of Brookfield Property Partners L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting appearing in this Annual Report on Form 20-F of the Partnership for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

March 16, 2016
Toronto, Canada